Exhibit 5.7

December 14, 2012

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, Vermont 05701

Re:	U.S. Fiber, LLC, as a Subsidiary of Casella Waste Systems, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and exchange of up to $128,035,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2019 (the “Exchange Notes”) of Casella Waste Systems, Inc., a Delaware corporation (“Casella”). As set forth in the Registration Statement, the Exchange Notes are to be issued pursuant to an indenture (the “Indenture”), dated as of February 7, 2011, among Casella, the guarantors listed therein and U.S. Bank National Association, as trustee (the “Trustee”).

You have represented that the Exchange Notes are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate principal amount of currently outstanding 7.75% Senior Subordinated Notes due in 2019 (the “Old Notes”) and the Old Notes are fully and unconditionally guaranteed by those subsidiaries of Casella (each individually a “Guarantor”, and collectively the “Guarantors”) who are parties to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 9, 2009, as amended by the Amended and Restated Credit Agreement, dated as of March 18, 2011, as amended, by and among Casella, the Guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto, and the Exchange Notes will be fully and unconditionally guaranteed by the Guarantors.

Solely for the purpose of furnishing this letter, we have acted as special North Carolina counsel to U.S. Fiber, LLC, a North Carolina limited liability company (“U.S. Fiber”), formerly U.S. Fiber, Inc., a North Carolina corporation, and currently a wholly owned subsidiary of KTI, Inc., a New Jersey corporation (“KTI”), which is a wholly owned subsidiary of Casella, in connection with the issuance by U.S. Fiber of that certain Subsidiary Guarantee Agreement dated October 9, 2012 (the “Guarantee”).

Casella Waste Systems, Inc.

December 14, 2012

In connection with our opinions below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction to be exact reproductions of the following documents (hereinafter the “Transaction Documents”):

1. The Indenture;

2. The Form of Exchange Note (as defined below);

3. The Guarantee;

4. Form of Amendment No. 1 to Form S-4 Registration Statement for Casella Waste Systems, Inc. (Registration No. 333-184735) filed December 3, 2012;

5. Articles of Organization of U.S. Fiber filed with the North Carolina Secretary of State on April 28, 2006 (the “Articles of Organization”);

6. The Amended and Restated Operating Agreement of U.S. Fiber, LLC dated as of November 30, 2012, executed by KTI, as the sole member (the “Operating Agreement”, and collectively with the Articles of Organization, the “Organizational Documents”);

7. The Certificate of Existence issued by the North Carolina Secretary of State for U.S. Fiber dated November 29, 2012 (the “North Carolina Certificate of Existence”);

8. Written Action of the Subsidiaries of Casella Waste Systems, Inc. dated September 12, 2012, authorizing the transactions set forth in the Transaction Documents described in numbers 1 through 3 above (the “Written Consent”); and

9. The Certificate of the Secretary of Applicable Subsidiaries dated December 3, 2012 (the “Subsidiary Certificate”).

In rendering the opinions set forth below, with your express permission and without independent verification or investigation, we have assumed each of the following:

(a) Each person, other than U.S. Fiber, executing or delivering any of the Transaction Documents or Organizational Documents, whether individually or on behalf of an entity, is duly authorized to do so.

(b) Each natural person executing any of the Transaction Documents or Organizational Documents has sufficient legal capacity to enter into such Transaction Documents and perform the transactions contemplated thereby.

(c) All signatures are genuine. All documents submitted to us as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the original documents. In addition, we have assumed all facsimile, portable document format (pdf) or other copies of U.S. Fiber’s signature are accurate.

Casella Waste Systems, Inc.

December 14, 2012

(d) There are no agreements or understandings among the parties to or bound by the transactions contemplated by the Transaction Documents other than the Transaction Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of the Transaction Documents.

(e) All certificates, representations, correspondences and other documents on which we have relied that were given or dated on or prior to the date hereof are and continue to remain accurate, insofar as is relevant to our opinions, from such earlier date through and including the date of this letter.

(f) KTI is the sole member of U.S. Fiber. KTI is a wholly owned subsidiary of Casella.

(g) As to all facts material to the opinions expressed below, we have relied upon the representations and warranties set forth in the Transaction Documents and written certifications and representations of officers, managers and other representatives of U.S. Fiber or others and have assumed, without independent inquiry, the accuracy of those certifications and representations. We have not attempted to independently verify any factual matters in connection with the giving of the opinions set forth below.

(h) The Exchange Notes will be issued in a form substantially similar to the form attached as Exhibit A to the Indenture (the “Form of Exchange Note”).

Based upon the foregoing assumptions, and subject to the qualifications set forth herein, we are of the opinion that:

1. Based solely on the North Carolina Certificate of Existence, U.S. Fiber is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina.

2. The Organizational Documents do not limit U.S. Fiber’s limited liability company power and authority to guarantee the obligations set forth in the Exchange Notes, and U.S. Fiber is duly authorized to guarantee the Exchange Notes.

3. The Guarantee has been duly executed and delivered by U.S. Fiber.

All of the opinions set forth in this letter are expressly limited and qualified as follows:

a. The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina only, and no opinion is expressed as to any issue which is governed by the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in the State of North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to U.S. Fiber and/or the Transaction Documents.

Casella Waste Systems, Inc.

December 14, 2012

b. We express no opinion as to U.S. Fiber’s compliance with any representation, warranty, covenant, agreement, condition or other term of the Transaction Documents.

c. We express no opinion with respect to the enforceability of the Guarantee or any of the other Transaction Documents or any provision thereof.

d. This letter is limited to matters in existence as of the date of this letter, and we undertake no responsibility to revise or supplement this letter or our opinions herein to reflect any subsequent change in the law or facts.

e. We have acted as special North Carolina counsel to U.S. Fiber in connection with issuance by U.S. Fiber of the Guarantee, and this letter is given solely in our capacity as special North Carolina counsel to U.S. Fiber. We do not serve as general counsel for U.S. Fiber with respect to matters not related to the Transaction Documents. No opinion is expressed herein as to any matter relating to the Trustee, KTI, Casella, any other Guarantor or any other person or party.

f. We have not personally witnessed the execution or delivery of any Transaction Document by any party. With respect to our opinion on the delivery by U.S. Fiber of the Guarantee, we have relied solely on the Subsidiary Certificate with your permission and without independent inquiry as to the accuracy of the certifications made in the Subsidiary Certificate; however, we have no actual knowledge or reason to believe that such delivery was not performed.

g. Our opinions are limited to matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

h. The opinions set forth herein are rendered as of the date set forth above, and we have no obligation to update or supplement our opinions to reflect any facts which may hereafter come to our attention or any changes in law which may hereafter occur.

i. The opinions set forth in this letter represent our professional judgment as to the matters described herein; they are not binding upon U.S. Fiber or any court or other tribunal; and they do not represent any guaranty of any particular result or circumstances.

The opinions contained herein are rendered solely for the purpose of the Exchange Offer and the transactions described herein, and may not be used for any other purpose whatsoever or referred to in any document without our prior written consent in each instance.

We hereby consent to the inclusion of this letter as an exhibit to Registration Statement, as the same may be amended or supplemented from time to time. We also consent to the references to our firm in the Prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Casella Waste Systems, Inc.

December 14, 2012

Very truly yours,

/s/ Brooks, Pierce, Mclendon, Humphrey & Leonard, L.L.P
BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.